UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Harvest Natural Resources, Inc.

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PROXY STATEMENT
HARVEST NATURAL RESOURCES, INC.
1177 Enclave Parkway, Suite 300
Houston, Texas 77077
(281) 899-5700
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Central Daylight Time, Thursday, May 15, 2008

PLACE	Harvest Natural Resources, Inc.
1177 Enclave Parkway Suite 300 Houston, Texas 77077

ITEMS OF BUSINESS	(1) To elect seven directors

(2) To ratify the appointment of independent registered public accounting firm

(3) To consider such other business as may properly come before the meeting

RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on Monday, March 31, 2008.

VOTING BY PROXY	Please submit the proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the internet, (2) by telephone or (3) by mail. For specific instructions, please refer to the Questions and Information beginning on page 31 of this proxy statement and the instructions on the proxy card.

STOCKHOLDER LISTING	A list of our stockholders as of March 31, 2008, will be available for inspection by our stockholders at the Company’s headquarters, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077, during the ten days immediately preceding the date of the Annual Meeting.
By Order of the Board of Directors

James A. Edmiston
President and Chief Executive Officer
This proxy statement and accompanying proxy card are being distributed on or about April 7, 2008.

2008 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

CERTAIN BENEFICIAL OWNERS	27
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	28
REPORT OF THE AUDIT COMMITTEE	29
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	29
QUESTIONS AND INFORMATION REGARDING THE ANNUAL MEETING AND STOCKHOLDER PROPOSALS	31

PROXY STATEMENT
          The Board of Directors (the “Board”) of Harvest Natural Resources, Inc. (“Harvest” or the “Company”) is providing these proxy materials to you in connection with our annual meeting of stockholders, which will take place on May 15, 2008, and soliciting your proxy with respect to the meeting. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.
          The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, corporate governance, our Board and its committees, information on the compensation of directors, a discussion and analysis of our compensation program for our executives, information on the compensation paid to our named executive officers and certain other required information. Our 2007 Annual Report to Stockholders is being mailed to you simultaneously with this proxy statement.
          There are two proposals scheduled to be voted on at the meeting:
•	The election of seven directors, and

•	The ratification of the appointment of our independent registered public accounting firm.
CORPORATE GOVERNANCE
          Corporate governance is part of our culture and a guiding principle in our behavior. The Board has adopted Guidelines for Corporate Governance which require that independent directors comprise a majority of the Board and that the Chairman of the Board be elected from the independent directors. In addition, the Guidelines for Corporate Governance require that each standing committee of the Board be comprised solely of independent directors. Other matters included in the Guidelines for Corporate Governance are Board and director responsibilities, director qualifications, operation of the Board, director compensation, the operation and responsibilities of board committees and management responsibilities.
          The Board has also adopted a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees. The Board last amended the Code of Business Conduct and Ethics in December 2006. The Board reviewed the Code of Business Conduct and Ethics in December 2007 and made no changes. The Board has not granted any waivers to the Code of Business Conduct and Ethics.
          The Guidelines for Corporate Governance, the Code of Business Conduct and Ethics and the charters of all the Board committees are accessible on our website under the Corporate Governance section at http://www.harvestnr.com. Any amendments to or waivers of the Code of Conduct and Business Ethics will also be posted on our website. In addition, this information will be made available in print and without charge to any person who requests it by sending a written request to Harvest Natural Resources, Inc., Attn: Investor Relations, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077.
Board of Directors
          During 2007, the size of our Board was six members. The size of our Board was increased from six to eight members in February 2008 with the appointment of Dr. Igor Effimoff and Mr. Robert E. Irelan. Dr. Effimoff and Mr. Irelan each have extensive upstream experience internationally and domestically that will be invaluable as Harvest executes on its broadened strategy of organic growth through exploitation and exploration. The size of our Board will decrease to seven members at our 2008 Annual Meeting of Stockholders as Mr. John U. Clarke has decided not to stand for re-election.
          During 2007, the Board held ten regularly scheduled and special meetings. None of our directors attended fewer than 75% of aggregate number of the meetings of the Board and the Committees on which he serves. The average attendance in 2007 of all directors at Board and Committee meetings was over 94%.
          The non-management directors of the Board meet in regularly scheduled executive sessions without a member of Company management present. The presiding director at all of these meetings is our Chairman of the Board. Each year the Board conducts a self evaluation as a means to determine its effectiveness.

Director Independence
          Of our seven directors standing for re-election, six have been affirmatively determined by the Board to be independent, including our non-executive Chairman of the Board. The directors our Board have determined to be independent are Stephen D. Chesebro’, Dr. Igor Effimoff, H. H. Hardee, Robert E. Irelan, Patrick M. Murray and J. Michael Stinson. The Board’s determination of independence is based upon the standards set forth in its Guidelines for Corporate Governance which may be found under the Corporate Governance section on our website at http://www.harvestnr.com. The Guidelines for Corporate Governance include the New York Stock Exchange independence standards. In making its determination of independence, the Board took into account responses of the directors to questions concerning their employment history, compensation, affiliations and family and other relationships.
Communications with the Board
          Stockholders and other individuals may contact our Chairman of the Board, or other independent non-management directors, individually or as a group, for any reason, including to make complaints regarding our accounting, internal accounting controls or auditing matters. The Board may be contacted by mail at our principal executive offices or at our website through an e-mail link under the Corporate Governance section at http://www.harvestnr.com. All of the independent directors have approved a process for collecting, organizing and relaying stockholder communications.
Attendance at Annual Meeting of Stockholders
          It is the policy of the Board that, to the extent possible, all directors attend the annual meeting of stockholders. All directors on the Board at the time of the 2007 Annual Meeting of the Stockholders attended the meeting.
Board Committees
          The Board has three standing committees: (1) Audit, (2) Human Resources and (3) Nominating and Corporate Governance. The membership at the conclusion of 2007 (prior to the addition of Dr. Effimoff and Mr. Irelan) and the function of each committee are described below.

Nominating and
Corporate
Name of Director	Audit	Human Resources	Governance
Stephen D. Chesebro’			X
John U. Clarke	X	X
James A. Edmiston
H. H. Hardee	X	X	X
Patrick M. Murray	X	X	X
J. Michael Stinson	X	X

Number of Meetings in 2007	7	6	3

X = Committee member
     The Audit Committee
          The Audit Committee assists the Board in oversight of:
•	our accounting and financial reporting policies and practices;

•	the integrity of our financial statements;

•	the independent registered public accounting firm’s qualifications, independence and objectivity;

•	the performance of our internal audit function and our independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements.
          The Audit Committee acts as a liaison between our independent registered public accounting firm and the Board, and it has the sole authority to appoint or replace the independent registered public accounting firm and to approve any non-audit relationship with the independent registered public accounting firm. Our internal auditor and the independent registered public accounting firm report directly to the Audit Committee.
          The Audit Committee is responsible for our procedures relating to the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. The Audit Committee is also responsible for understanding and assessing our processes and policies for communications with stockholders, institutional investors, analysts and brokers.
          The Audit Committee has access to our records and employees, and has the sole authority to retain independent legal, accounting or other advisors for committee matters. We will provide appropriate funding for the payment of the independent registered public accounting firm and any advisors employed by the Audit Committee.
          The Audit Committee makes regular reports to the Board. Each year the Audit Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.
          The Board has determined that each member of the Audit Committee meets the independence standards of the Security and Exchange Commission’s (“SEC”) requirements, the rules of the New York Stock Exchange and the Company Guidelines for Corporate Governance. No member of the Audit Committee serves on the audit committee of more than three public companies. The Board has further determined that each member of the Audit Committee is financially literate and that Mr. Murray qualifies as an audit committee financial expert, as defined in Item 407(d)(5) of SEC Regulation S-K. Information on the relevant experience of Mr. Murray is set forth in the discussion below under Proposal No. 1.
          The Audit Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of our website (http://www.harvestnr.com). The charter is also available in print to any person who requests it by sending a written request to Harvest Natural Resources, Inc., Attn: Investor Relations, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077.
          Our Audit Committee has established procedures for our employees or consultants to make a confidential, anonymous complaint or raise a concern over accounting, internal accounting controls or auditing matters concerning us or any of our companies.
The Human Resources Committee
     The primary responsibilities of the Human Resources Committee are to:
•	annually review the performance of the Chief Executive Officer (“CEO”), and make recommendations to the Board on all elements of his compensation;

•	annually review the compensation of the Board and make recommendations to the Board on compensation;

•	review and assess succession and business continuity planning;

•	establish and recommend to the Board all elements of executive compensation;

•	make recommendations to the Board with respect to incentive and equity compensation plans;

•	review and monitor overall compensation and benefit plans, and human resources policies and procedures; and

•	review and discuss with management the compensation discussion and analysis in our proxy statement.
          The Human Resources Committee has the sole authority to retain a consulting firm to assist and advise on committee matters, including the evaluation of director, CEO, officer and employee compensation. In December 2006, the Human Resources Committee retained Stone Partners as its consulting firm on executive and director compensation. In 2007, Stone Partners completed an extensive review of our compensation program with a focus on 1) determining an appropriate benchmarking approach and defining our peer group and 2) aligning our compensation philosophy with our unique strategic business objectives, particularly with respect to long-term incentives.
          Executive and director compensation is reviewed at least annually by the Human Resources Committee. The Human Resources Committee makes all decisions regarding the compensation of our executive officers, including base salary, performance-based incentive awards and long-term incentive stock awards. Those decisions are submitted to the Board for approval. The Human Resources Committee also makes all decisions on director compensation and submits those decisions to the Board for approval. The compensation consultant to the Human Resources Committee makes recommendations as to the form and amount of executive and director compensation. Our CEO makes separate recommendations to the Human Resources Committee on the form and amount of executive compensation for other executive officers. See “Compensation Discussion and Analysis” section of this Proxy Statement for information regarding the Human Resources Committee’s processes and procedures for considering and determining executive compensation.
          Each year the Human Resources Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.
          The Board has determined that each member of the Human Resources Committee meets the independence requirements of the rules of the New York Stock Exchange and the Company Guidelines for Corporate Governance.
          The Human Resources Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of our website (http://www.harvestnr.com). The charter is also available in print to any person who requests it by sending a written request to Harvest Natural Resources, Inc., Attn: Investor Relations, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077.
Human Resources Committee Interlocks and Insider Participation
          None of the members of the Board’s Human Resources Committee is or has been an officer or employee of the Company. No executive officer of the Company serves on the compensation committee or serves as a director of another entity where an executive officer of that entity also serves on the Human Resources Committee or on the Board.
The Nominating and Corporate Governance Committee
          The primary responsibilities of the Nominating and Corporate Governance Committee are to:
•	develop the criteria and procedures for the identification and recruitment of candidates for election to serve as directors who will promote the best interest of the stockholders;

•	review qualifications and recommend director candidates to the Board, including those recommended by our stockholders, to be nominated for election by the stockholders or to fill any vacancy;

•	recommend directors to serve on and chair Board committees;

•	evaluate annually the performance of the Board; and

•	develop and recommend guidelines for corporate governance and a code of business conduct and ethics applicable to all of our directors, officers and employees.
          Each year the Nominating and Corporate Governance Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.
          The Board has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements of the rules of the New York Stock Exchange and the Company Guidelines for Corporate Governance.
          The Nominating and Corporate Governance Committee operates pursuant to a written charter. The charter is accessible in the Corporate Governance section of our website (http://www.harvestnr.com). The charter is also available in print to any person who requests it by sending a written request to Harvest Natural Resources, Inc., Attn: Investor Relations, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077.
          The Nominating and Corporate Governance Committee will consider nominations for director proposed by our stockholders if such nominations are submitted within the time limits and in the manner prescribed by applicable rule, law and the Company Bylaws. To be timely, a stockholder’s nomination for director must be delivered to or mailed and received by the Secretary of the Company at our principal executive offices, not less than 90 days prior to the anniversary date of the immediately preceding annual meeting (which, for the 2009 annual meeting, would be no later than February 13, 2009). A stockholder’s nomination of a director to the Secretary shall (a) identify the nominee or nominees and provide a brief description of their business experience and background, (b) the name and address of the stockholder as they appear on our books, (c) the class and number of shares which are beneficially owned by such stockholder, (d) any material relationship between the nominee(s) and the stockholder and the Company, and (e) contact information of the nominee(s) for follow-up information requests by the Board. In addition, if the stockholder’s ownership of our shares, as set forth in the notice, is solely beneficial, documentary evidence of such ownership must accompany the notice. Please see page 33 for additional information on submitting stockholder proposals.
          Under the Board’s Guidelines for Corporate Governance, at least a majority of our directors must be independent, and individuals who are more than seventy-two years old or serve on the board of more than three other publicly-held companies are not eligible to serve on the Board.
          The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of members of the Board. Factors the Nominating and Corporate Governance Committee shall consider in identifying and evaluating director nominees include:
•	High personal and professional ethics, integrity and values;

•	Collective breadth of experience in matters such as:
o	international operations,

o	the energy business,

o	board membership,

o	service as the chief executive or operating officer in a publicly held company, and

o	auditing, accounting, finance or banking;
•	Independence in fact and intellectually;

•	An interest and the availability of time to be involved with the Company and employees over a sustained period; and

•	The ability and willingness to objectively appraise management and Board performance in the interests of the stockholders.
          In considering these factors, no distinction is drawn between nominees recruited by or for the Board and nominees recommended by stockholders.

          The Nominating and Corporate Governance Committee is responsible for periodically reviewing the size, composition and organization of the Board and recommending to the Board policies, changes and other action it deems advisable. During 2007, the Nominating and Corporate Governance Committee considered adding additional Board members and determined that it was advisable to add at least one Board member.
Director Compensation
          Our philosophy in determining director compensation is to align compensation with the long-term interests of the stockholders, adequately compensate the directors for their time and effort, and establish an overall compensation package that will attract and retain qualified directors. In determining overall director compensation, we seek to strike the right balance between the cash and stock components of director compensation. The Board’s policy is that the directors should hold equity ownership in the Company and that a portion of the director fees should consist of Company equity in the form of restricted stock and stock grants. The Board also believes that directors should develop a meaningful equity position over time and has adopted stock retention guidelines applicable to all directors. These guidelines state directors must retain (i) at least 50% of the shares of restricted stock granted to them for at least three years after the restriction lapses and (ii) at least 50% of the net shares of stock received through the exercise of an option or stock appreciation right must be retained by a director for at least three years after the exercise date.
          In 2007, each non-employee director of the Company received cash compensation as follows:
•	An annual Board retainer of $40,000, plus travel and related expenses;

•	A board meeting fee of $1,500 for each board or committee meeting attended;

•	An annual committee retainer of $20,000 for serving as committee chair of the Audit Committee and $15,000 for serving as committee chair of the Human Resources Committee, and $10,000 for serving as committee chair of the Nominating and Corporate Governance Committee; and

•	A fee of $1,500 per day for attending business meetings on our behalf in the member’s capacity as a director that requires out of town travel or a substantial commitment of time.
          Our director compensation includes additional compensation for the non-executive Chairman of the Board in recognition of the significant added responsibilities and time commitments of that position. In addition to his compensation as a director, he receives a retainer of $120,000 a year.
          Under the Harvest Natural Resources 2006 Long Term Incentive Plan, directors are eligible to receive restricted stock, stock options and stock appreciation rights (“SAR”) grants. In May 2007, the Board approved a restricted stock award of 6,000 shares for each director.
          The following table sets forth the cash and other compensation paid to the non-employee members of our Board of Directors in 2007.

					Change in Pension
					Value and
	Fees			Non-Equity	Nonqualified
	Earned			Incentive Plan	Deferred	All Other
	or Paid in	Stock	Option	Compensation	Compensation	Compensation
Name	Cash ($)	Awards ($) (1)	Awards ($)	($)	Earnings	($)	Total ($)
Stephen D. Chesebro’	$209,000	$57,120					$266,120
John U. Clarke	73,000	57,120					130,120
H. H. Hardee	107,500	57,120					164,620
Patrick M. Murray	100,500	57,120					157,620
J. Michael Stinson	80,500	57,120					137,620
Notes:

(1)	The market value of these stock awards is based on the closing price of the date of the grant, which was $9.52 on May 17, 2007.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
          There are seven nominees for election to our Board of Directors this year. Information regarding the business experience of each nominee is provided below. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected.
          Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees.

Stephen D. Chesebro’ Appointed Director in October 2000 Age 66	Mr. Chesebro’ serves as the Chairman of Harvest Natural Resources, Inc. From December 1998 until he retired in 1999, he served as President and Chief Executive Officer of PennzEnergy, the independent oil and gas exploration and production company that was formerly a business unit of Pennzoil Company. From February 1997 to December 1997, Mr. Chesebro’ served as Group Vice President — Oil and Gas and from December 1997 until December 1998 he served as President and Chief Operating Officer of Pennzoil Company, an integrated oil and gas company. From 1993 to 1996, Mr. Chesebro’ was Chairman and Chief Executive Officer of Tenneco Energy, a $4 billion global energy company. Tenneco Energy was part of Tenneco, Inc., a worldwide corporation that owned diversified holdings in six major industries. In 1964, Mr. Chesebro’ graduated from the Colorado School of Mines. He was awarded the school’s Distinguished Achievement Medal in 1991 and received his honorary doctorate from the institution in 1998. He currently serves on the school’s visiting committee for petroleum engineering. In 1994, Mr. Chesebro’ was the first American awarded the H. E. Jones London Medal by the Institution of Gas Engineers, a British professional association. Mr. Chesebro’ is an advisory director to Preng & Associates, an executive search consulting firm.

James A. Edmiston Elected Director in May 2005 Age 48	Mr. Edmiston was elected President and Chief Executive Officer of Harvest Natural Resources, Inc. on October 1, 2005. He joined the Company as Executive Vice President and Chief Operating Officer on September 1, 2004. Prior to joining Harvest, Mr. Edmiston was with Conoco and ConocoPhillips for 22 years in various management positions including President, Dubai Petroleum Company (2002-2004), a ConocoPhillips affiliate company in the United Arab Emirates and General Manager, Petrozuata, C.A., in Puerto La Cruz, Venezuela (1999-2001). Prior to 1999, Mr. Edmiston also served as Vice President and General Manager of Conoco Russia and then as Asset Manager of Conoco’s South Texas Lobo Trend gas operations. Mr. Edmiston earned a Bachelor of Science degree in Petroleum Engineering from the Texas Tech University and a Masters of Business Administration from the Fuqua School of Business at Duke University. Mr. Edmiston is a member of the Society of Petroleum Engineers. He serves as a member of the advisory boards for the Department of Petroleum Engineering at Texas Tech University and the MBA Program for the Mays College of Business at Texas A&M University.

Dr. Igor Effimoff Appointed Director in February 2008 Age 62	Dr. Effimoff is founder and principal of E&P Consulting which provides upstream and midstream consulting services since 2005. From 2002 until 2005 he was Chief Operating Officer for Teton Petroleum Company. Between 1996 and 2001, he was President of Pennzoil Caspian Corporation, managing their interests in the Caspian Region. Between 1994 and 1996 he was the Chief Executive Officer of Larmag Energy, NV, a privately held Dutch oil and gas production company with its primary assets in the Caspian Sea. He has served in senior executive roles with Ashland Exploration Inc., Zilkha Energy Company and Kriti Exploration, Inc. Dr. Effimoff has authored numerous technical and business articles. He is a member of American Association of Petroleum Geology, the Society of Petroleum Engineers, the Society of Exploration Geophysicists and the Geological Society of America. He has a Doctorate in Geology from the University of Cincinnati and completed the Harvard Advanced Management Program.

H. H. Hardee Appointed Director in October 2000 Age 53	Mr. Hardee is a Senior Vice President—Financial Consultant with RBC Wealth Management, since 1994. From 1991 through 1994, Mr. Hardee was a Senior Vice President with Kidder Peabody. From 1977 through 1991, Mr. Hardee was a Senior Vice President at Rotan Mosle/Paine Webber Inc. During his tenure at RBC Wealth Management, he was in the top 1% of his peer group and has been a member of the Chairman’s Council since joining the firm. Mr. Hardee is a licensed investment advisor and has served in various board capacities including investment policy. He was awarded designation to Reuter’s Advice Point Top Advisors of 2008 and named to RBC Wealth Management Senior Portfolio Manager Group. He currently advises/manages over $400 million in assets. Mr. Hardee’s expertise is advising high net worth individuals and small to mid sized corporations. Mr. Hardee is a former director of the Bank of Almeda and Gamma Biologicals. He is also a former limited partner and advisory director of the Houston Rockets of the National Basketball Association. Mr. Hardee has a finance degree from the University of Texas McCombs School of Business. He holds an Accredited Wealth Management designation, as well as a certification of director education from the NACD Corporate Directors Institute.

Robert E. Irelan Appointed Director in February 2008 Age 61	Mr. Irelan has over 37 years of experience in the oil and gas industry. He retired from Occidental Petroleum as Executive Vice President of Worldwide Operations in April 2004, having started there in 1998. Prior to Occidental Petroleum, Mr. Irelan held various positions at Conoco, Inc., from 1967 until 1998. Upon his retirement he opened his own company, Naleri Investments LLC. He also partnered in several entrepreneurial ventures including Rapid Retail Solutions LLC, BISS Product Development LLC and All About Baby LLC. Mr. Irelan earned his Professional Engineering degree in Petroleum Engineering from Colorado School of Mines. He also has advanced studies in Mineral Economics. He was awarded the Distinguished Achievement Award from the school in 2000.

Patrick M. Murray Appointed Director in October 2000 Age 65	In 2007, Mr. Murray retired from Dresser, Inc. He had been the Chairman of the Board and Chief Executive Officer since 2004. Dresser, Inc. is an energy infrastructure and oilfield products and services company. From 2000 until becoming Chairman of the Board, Mr. Murray served as President and Chief Executive Officer of Dresser, Inc. Mr. Murray was President of Halliburton Company’s Dresser Equipment Group, Inc.; Vice President, Strategic Initiatives of Dresser Industries, Inc.; and Vice President, Operations of Dresser, Inc. from 1996 to 2000. Mr. Murray has also served as the President of Sperry-Sun Drilling Services from 1988 through 1996. Mr. Murray joined NL Industries in 1973 as a Systems Application Consultant and served in a variety of increasingly senior management positions. Mr. Murray currently serves on the board of Precision Drilling Corporation, a publicly held contract drilling company, Wellstream Holdings PLC, a manufacturer of flexible pipe, and Ranch Energy Corporation, an oil and gas company involved in enhanced recovery. Mr. Murray is also on the boards of the Valve Manufacturers Association and the World Affairs Council of Dallas Fort Worth. He is on the board of advisors for the Maguire Energy Institute at the Edwin L. Cox School of Business, Southern Methodist University, and a member of the Board of Regents of Seton Hall University. Mr. Murray holds a B.S. degree in Accounting and a Master of Business Administration from Seton Hall University. He served for two years in the U.S. Army as a commissioned officer. Mr. Murray is a member of the American Petroleum Institute and the Society of Petroleum Engineers.

J. Michael Stinson Appointed Director in November 2005 Age 64	Since September 2006, Mr. Stinson has been Chairman of TORP Terminal LP, a Norwegian LNG technology company. From January 2005 until November 2007, he was Chairman of the Board of Paulsson Geophysical Services, Inc., a vertical seismic profiling technology company. From February through August 2004, Mr. Stinson served with the U.S. Department of Defense and the Coalition Provisional Authority as Senior Advisor to the Iraqi Ministry of Oil. From 1965 to 2003, Mr. Stinson was with Conoco and ConocoPhillips in a number of assignments in operations and management. His last position at ConocoPhillips was as Senior Vice President, Government Affairs in which he was responsible for government relations with particular emphasis on developing and facilitating international business development opportunities in various countries. Previous positions included Senior Vice President — Business Development, Vice President — Exploration and Production, Chairman and Managing Director of Conoco (UK) Limited, Vice President/General Manager of International Production for Europe, Africa and the Far East, and President and Managing Director of Conoco Norway, Inc. Mr. Stinson is a member of the board of directors of Eventure Global Technology, Inc, an oil equipment company. Mr. Stinson earned a Bachelor of Science degree in Industrial Engineering from Texas Tech University and a Masters of Business Administration from Arizona State University. He is a fellow of the Institute of Petroleum and a member of the American Petroleum Institute, the Society of Petroleum Engineers and the American Association of Petroleum Geologists.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ended December 31, 2008.
     Our Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008. If the appointment is not ratified, our Board of Directors will select another independent registered public accounting firm.

EXECUTIVE OFFICERS
     The following table provides information regarding each of our executive officers.

Name	Age	Position
James A. Edmiston *	48	President and Chief Executive Officer
Steven W. Tholen	57	Senior Vice President, Finance, Chief Financial Officer and Treasurer
Keith L. Head	50	Vice President, General Counsel and Corporate Secretary
Kurt A. Nelson	55	Vice President, Controller and Chief Accounting Officer
Karl L. Nesselrode	50	Vice President
Robert Speirs	52	Vice President, Eastern Operations

*	See Mr. Edmiston’s biography on page 7.
     Steven W. Tholen has served as our Senior Vice President, Finance, Chief Financial Officer and Treasurer since January 1, 2001. From June 1995 through 2000, Mr. Tholen was Vice President and Chief Financial Officer of Penn Virginia Corporation, an oil and gas exploration and production company. From 1990 to 1995, Mr. Tholen served in various capacities at Cabot Oil and Gas Corporation, including Treasurer. Mr. Tholen holds a B.S. degree from St. John’s University and an M.B.A. degree from the University of Denver.
     Keith L. Head has served as our Vice President, General Counsel and Corporate Secretary since May 7, 2007. He received both a Juris Doctorate and Masters in Business Administration from the University of Texas in 1983. He joined Texas Eastern upon graduation from law school and remained with the same organization through mergers with Panhandle Eastern, Duke Energy Corporation and Cinergy Corp. Mr. Head held various business development positions with Duke Energy Corporation from 1995 to 2001. His corporate development work included the identification, evaluation and negotiation of acquisitions in Latin America, North America and the United Kingdom. Mr. Head was Senior Vice President and General Counsel at Duke Energy North America from 2001 to 2004.
     Kurt A. Nelson has served as Vice President, Controller of the Company since November 2001. From September 2000 until November 2001 Mr. Nelson was Manager, Operations Analysis for Anadarko Petroleum Corporation. Prior to his time with Anadarko, Mr. Nelson spent one year consulting, then 19 years with The Louisiana Land and Exploration Company and its successor Burlington Resources, Inc. (oil and gas exploration and production companies), holding various positions, including Manager, Business Development. Mr. Nelson holds a B.B.A. degree in Business Administration from the University of Houston and is a Certified Public Accountant.
     Karl L. Nesselrode has served as Vice President of the Company since November 17, 2003. Effective August 9, 2007, he accepted a long-term secondment to Petrodelta as its Operations and Technical Manager, and remains an officer of Harvest. From February 2002 until November 2003, Mr. Nesselrode was President of Reserve Insights, LLC, a strategy and management consulting company for oil and gas. He was employed with Anadarko Petroleum Corporation as Manager Minerals and Special Projects from July 2000 to February 2002. Mr. Nesselrode served in various managerial positions with Union Pacific Resources Company from August 1979 to July 2000. Mr. Nesselrode earned a Bachelor of Science in Petroleum Engineering from the University of Tulsa in 1979 and completed Harvard Business School Program for Management Development in 1995.
     Robert Speirs was elected Vice President, Eastern Operations on December 6, 2007. He joined Harvest Natural Resources in June 2006 as President and General Manager, Russia. Previously Mr. Speirs was President of Marathon Petroleum Russia and General Director of their wholly-owned subsidiary, Khanty Manscisk Nefte Gas Geologia from March 2004. Prior to joining Marathon, Mr. Speirs was Executive Vice President of YUKOS EP responsible for engineering and construction from June 2001. During both these periods, Mr. Speirs spent considerable time in West Siberia where he oversaw substantial increases in production at both companies. From November 1997 until March 2001, Mr. Speirs resided in Jakarta where he served as President of Premier Oil

Indonesia. During this period, Premier was active in all phases of the Upstream business, culminating in the commissioning of the West Natuna Gas Project. Prior to 1997, Mr. Speirs was with Conoco for 21 years in various leadership positions in the US, UK, Russia, Indonesia, Singapore and Dubai, UAE. Mr. Speirs earned a Bachelor of Science degree with Honors in Engineering Science from the University of Edinburgh. He also attended the Executive Management Program at INSEAD.
COMPENSATION DISCUSSION & ANALYSIS
Introduction
     This Compensation Discussion and Analysis describes our compensation objectives, philosophy, practices and components for the executive officers identified in the Summary Compensation Table. Throughout this proxy statement, we refer to these individuals, who serve as our Chief Executive Officer (“CEO”), Chief Financial Officer, and Vice Presidents as the “named executive officers”.
Company Overview and Compensation Objectives
     Our strategy has recently been broadened to identify, access and integrate oil and gas upstream assets to include organic growth through exploitation and exploration in basins globally with proven hydrocarbon systems. We seek to leverage our Venezuelan experience as well as our recently expanded business development and technical platform to create a diversified resource base. With the opening of our London technical office, the 2008 opening of a Singapore office and the reduction of our Moscow staff in 2008 as well as our purchase of a 45 percent equity interest in Fusion Geophysical, LLC (“Fusion”), we have made significant investments in the past year to provide the necessary technical foundation and global reach required for an organic growth focus. Our organic growth is focused on undeveloped or underdeveloped fields, field redevelopments and exploration. While exploration will become a larger part of our overall portfolio, we will generally restrict ourselves to basins with known hydrocarbon systems and favorable risk-reward profiles. Exploration will be technically driven with a low entry cost and high resource potential that provides the platform for sustainable growth.
     To execute this strategy, we require a diverse and seasoned management team with extensive global operating experience, abilities, and established global relationships. This management team is responsible for finding, acquiring and managing in often challenging environments. As a publicly-held U.S. entity, we also require an experienced management team with the knowledge and commitment to good governance. In our Annual Report on Form 10-K for the year ended 2007, our current operating environment is discussed in detail.
Compensation Philosophy
     Our compensation philosophy is to attract, reward and retain uniquely qualified individuals who can contribute to our continued growth consistent with our strategy. Our compensation objectives are to:
•	Offer total compensation that is competitive with selected globally focused energy related companies with which we compete for executive talent;

•	Provide annual cash incentive awards that take into account performance factors weighted by corporate and business goals; and

•	Align the interests of executive officers and directors with stockholder value creation by providing significant equity based long-term incentives.
     The Human Resources Committee (“Committee”) of the Board of Directors oversees the development and execution of our compensation philosophy and objectives. The Committee recommends compensation for the named executive officers, both short-term and long-term cash and non-cash compensation and submits those recommendations to the Board for approval. Four independent directors comprise the Committee. The Committee meets as often as needed, but no less than quarterly, and reviews compensation and benefits programs with management and approves any changes. Our Human Resources, Finance, and Legal Department employees handle the day-to-day design and administration of employee benefit programs available to our employees.

Setting Executive Compensation
     Our compensation program consists of several forms of compensation: base salary, annual bonus, long-term incentives and personal benefits. Base salary and annual bonuses are cash-based while long-term incentives, typically, consist of stock option awards and/or restricted stock awards. In conjunction with the CEO’s recommendations and our independent consultants’ advice on base salary, annual cash incentive rewards and long-term incentives, the Committee establishes executive compensation based on executive performance, compensation history and market information.
The Role of the Compensation Consultant — Peer Group and Compensation Surveys
     In 2007, the Committee, together with the assistance of Stone Partners, the Committee’s independent compensation consultant, benchmarked our named executive officer compensation levels with similar positions to our peer group. The Committee considers market information from compensation surveys and peer company proxy statements when determining compensation for each of the named executive officers. During 2007, the Committee reviewed data from the Watson Wyatt 2006 Top Management Compensation Survey, the William M. Mercer 2006 Energy Industry Compensation Survey, and Effective Compensation Inc.’s (“ECI”) 2006 Oil and Gas Industry Compensation Survey. Watson Wyatt’s survey includes 2,567 US companies, 154 of which are in the Utilities and Energy industry. Mercer’s survey includes 184 companies in the energy industry. Both Watson Wyatt and Mercer-Energy are nationally known, highly respected sources for data. ECI’s survey (available to participants only) includes 99 oil and gas exploration and production companies; 2006 was the 10th year of publication for this survey. In addition, the Committee reviews proxy statement data from a peer group of companies. Peer companies for us typically have global businesses and compete with us for executive talent. The Committee dropped eight previous peer companies because of their lack of global activity. Currently, our industry peer group consists of the following companies: AMCOL International Corporation; Anadarko Petroleum Corporation; Apache Corporation; ATP Oil & Gas Corporation; CanArgo Energy Corporation; Endeavour International Corporation; EOG Resources, Inc.; Freeport-McMoRan Cooper and Gold, Inc.; FX Energy, Inc.; HKN, Inc.; Hecla Mining Company; Legacy Vulcan Corporation; MDU Resources Group, Inc.; Noble Energy, Inc.; Pioneer Natural Resources Company; Syntroleum Corporation; Toreador Resources Corporation; Transmeridian Exploration, Inc. and VAALCO Energy, Inc.
     Each year, the Committee reviews the composition of the peer group and the compensation paid at these companies, as well as their corporate performance and other comparative factors in determining the appropriate compensation levels for our executives. No company in our peer group shares our unique risk profile; and therefore, the Committee uses the peer group data more as a general guideline rather than a strict determinate in setting executive compensation. The Committee reviews a regression analysis of the data from the peer company proxy statements so that compensation is normalized to our size. These companies were selected because of similarities we share, including a common industry (international oil exploration or other international mining ventures). In fact, our most recent executive hires have all come from major international energy companies.
     For 2007, Stone Partners benchmarked the 25th, 50th and 75th percentiles for the data sources mentioned above to provide the Committee with an understanding of competitive pay practices. The data are equally weighted, considered for each element of compensation, and collectively referred to as the “market data” throughout this Compensation Discussion & Analysis. Stone Partners also provides the Committee with advice on equity incentive compensation trends, including types and value of awards being used by other public companies.
Executive Compensation Components
     Our compensation components are designed to reward named executive officers’ contributions while considering our unique operating situation, how that situation is managed and our strategy. Some of the factors we consider in compensating our executives are individual experience and skill sets that are unique from more domestically focused oil and gas companies, and are heavily focused on extensive global energy industry experience. It is essential to our business strategy that we recruit and retain executives that understand the risk and complexity of our global focus and unique business strategy. Many of our executive officers are mid-to-late career executives who have worked for larger energy companies and have come to us for the challenge and reward of working for a small, entrepreneurial organization.
     The principal components of compensation for named executive officers in 2007 were:

•	Base salary;

•	Performance based annual incentive awards;

•	Long-term incentive compensation; and

•	Personal benefits.
Base Salary
     We provide named executive officers with base salary to compensate them for services rendered during the calendar year. Base salary is paid in cash and reviewed annually by the Committee. Individual base salaries and annual increases, if any, are determined based on an evaluation of Company performance, the individual’s experience and performance, and market surveys. We are smaller than many other globally focused companies, which may result in less comparability with other global companies. The Committee targets base salary that falls between the 50th and 75th percentile of named executive officers in comparable companies, with variation based on individual executive skill sets. All named executive officers received base salary increases in 2007. In August 2007, Mr. Nesselrode’s responsibilities and base salary were increased with his relocation in September 2007 to our equity affiliate in Venezuela, Petrodelta, S.A. In December 2007, Mr. Speirs was elected as an officer and appears in the Summary Compensation Table as a named executive officer. The average salary increase for the three remaining named executive officers was 6.7%. Prior to the 2007 increases, base salaries were at the 35th to 49th percentile of the market data. After the 2007 increases, the base salaries were at the 38th to 68th percentile of the market data. See Summary Compensation Table for more details.
Performance-Based Incentive Awards
     The Committee has the discretion to select the particular indicators of performance used in determining cash incentive awards, and for 2007, the Committee recognized the significant accomplishments we made to provide the necessary technical foundation and global reach required to align its organic growth strategy throughout the company. We completed the Venezuelan asset conversion including the direct award of additional fields, and we ended the year with assets in four countries. We purchased a 45 percent equity interest in Fusion, a geophysical data company, and staffed our London technical office to ensure a strong growth platform. We (i) recorded a significant financial gain associated with financial securities swaps, (ii) bought back three million shares of stock at a favorable average cost, and (iii) reduced our debt by 91 percent, all without a significant net change in our net cash position.
     Target award levels for annual incentives are set at 100% of base salary for the CEO and 50% of base salary for other named executive officers. Under guidelines set by the Committee, cash incentive awards may not exceed two times the established target award. The annual cash incentive for named executive officers considers market data provided by Stone Partners. The total cash compensation for our named executive officers was at the 33rd to 49th percentile of the market data.
Long-Term Incentive Compensation
     Our long-term incentive plans approved by our stockholders in 2004 and 2006 (“LTIP(s)”) provide incentive opportunities for named executive officers to align their personal financial interest with our stockholders. The LTIPs include provisions for stock options, SARs, restricted stock and cash awards based on achieving established indicators of performance. We offer a balanced compensation portfolio of long-term incentives with emphasis on compensation components that create the strongest link to long-term company performance. Stock options and restricted stock awards provide a significant benefit to attract and retain key employees while affording them a compelling level of participation in the future value created for the benefit of our stockholders. Our policy on stock awards is focused on determining the right mix of retention and ownership requirements to drive and motivate our executives’ behavior consistent with long-term interests of stockholders. The Committee is the administrator of our long-term incentive compensation plans and, subject to Board approval, has full power to determine the size of awards to our executives, determine the terms and conditions of grants in a manner consistent with the long-term incentive plans, and amend the terms and conditions of any outstanding award. As of March 25, 2008, the total shares available for grant as options under the various long-term incentive plans approved by our stockholders were as follows:

2006 Long-term Incentive Plan	541,500
Remaining Options under 2004 Long-term Incentive Plan	53,107
Remaining Options under 2001 Long-term Incentive Plan	333

Total available for grant as options (1)	594,940
Total available for grants as restricted stock (2)	73,107

(1)	Under the 2006 LTIP and 2004 LTIP, all authorized shares may be granted as stock options.

(2)	Under the 2004 LTIP, no more than 438,000 shares may be granted as restricted stock.

     The LTIPs state that the price at which shares of stock may be purchased under an option shall not be less than 100% of the fair market value of the stock on the date the option is granted. The period during which an option may be exercised shall be determined by the Committee, provided that the period will not be longer than ten years from the date on which the option is granted. Also, the date on which an option vests and may be exercised during the term of the option shall be determined by the Committee and may vary from option to option, provided that no more than one-third of the shares subject to an option may vest in any one year. The 2006 LTIP provides that no employee, consultant or director shall be awarded options or SARs covering more than 900,000 shares for each type of award and no more than 175,000 shares of restricted stock during any period of three consecutive calendar years. Unless an employee’s stock option agreement provides otherwise, all options shall terminate and can no longer be exercised upon the employee’s termination for cause. Without stockholder approval, LTIPs may not be amended by the Board to increase the number of shares available, re-price or re-grant options, change exercise price requirements or make other material changes.
     The CEO presents individual stock award recommendations for named executive officers to the Committee, and after review and discussion the Committee submits their recommendation to the Board for approval. The Committee’s policy is to grant options on the date the Board approves them. Ordinarily, stock options and restricted stock will be granted once each calendar year on a predetermined date or at the effective date of a new hire or promotion, but not within six months of a previous award to the same individual. In 2007, the price of options under the annual grants and the date of the annual restricted stock award were set at the first regularly scheduled board of directors meeting in February. For 2008, the price and date for the annual awards will be set at the board of directors meeting in May. The price of options and the date of a restricted stock award issued to a new employee will be set on the employee’s effective start date. The price of options and the date of a restricted stock award issued to an employee as a result of a promotion will be set on the effective date of that promotion. Under no circumstances will a grant date be set retroactively.
     The Board has adopted stock retention guidelines as an additional means to promote ownership and retention of stock in us by officers and directors. The guidelines apply to any award of restricted stock or options to purchase our stock granted to executives and directors after February 2004. Under the guidelines, at least 50% of the shares of restricted stock must be retained by an officer or director for at least three years after the restriction lapses. Also, at least 50% of the net shares of stock received through the exercise of an option or stock appreciation right must be retained by an officer or director for at least three years after the option lapses.
     For the 2007 long-term incentive awards, Stone Partners suggested the Committee take a more aggressive long-term incentive award structure. We face significant uncertainties and challenges over the next two to three years. Our ability to attract and retain highly skilled and experienced executives is critical to our long-term success. Consequently, we believe significant financial reward opportunities must exist in the form of long-term equity participation. An “in market” base salary and annual bonus award will not be sufficient to attract and retain executives needed for in our business. As a result, the Committee, working closely with Stone Partners, made recommendations to the Board to change our approach for 2007 to awarding long-term incentives. The Board approved the following changes: 1) target above market award levels and “front end” load options awards over the next two years, with these options vesting ratably over five years and an expiration term of seven years, and 2) significantly increase the use of restricted stock on an annual basis with cliff vesting after three years from the date of award.
     The Committee believes this aggressive long-term incentive award structure will create wealth building opportunities by linking successes in achieving our business objectives to our stock price increases and will provide an effective attraction and retention vehicle. The 2007 awards targeted the 50th to 75th percentile. The actual stock option awards for 2007 resulted in total direct compensation for the named executive officers being between the 48th and 99th percentile of the market data.

Personal Benefits
     Our named executive officers are covered under the same health and welfare plans, including our 401(k) plan, as all employees. The named executive officers also receive supplemental life insurance to cover the risks of extensive travel required in developing our global business. We pay 100% of all premiums for the following benefits for employees and their eligible dependents:
•	All employees are entitled to an annual maximum medical benefit up to $1.0 million, with an annual out-of-pocket deductible of $1,000, coinsurance of 80%, and preventative insurance of 100% subject to annual limits.

•	Life and accidental death and dismemberment (“AD&D”) insurance equal to two times annual salary with a minimum of $200,000 and a cap of $300,000 (or $400,000 with evidence of insurability), and additional coverage equal to five times annual salary ($1.0 million maximum) while traveling outside their home country on company business.

•	Long-term disability benefits of a monthly benefit of 60% of base salary up to a maximum of $10,000 per month.

•	Participation in our Statutory Profit Sharing Plan 401(k). Eligibility is effective at the date of hire. We use a safe harbor matching formula for company contributions (dollar for dollar match up to 3% of pay; $0.50 for every dollar on the next 2% of pay subject to the statutory maximum). Participant and company contributions are 100% vested from the date of contribution. At termination of employment, employees are eligible to receive their account balance in a lump sum.

•	All employees and their dependents are entitled to annual dental and vision care benefits of $1,500 and $250, respectively, per employee and dependent.
     We do not offer a pension plan or a non-qualified deferred compensation plan for executives or employees. In 2007, we did not offer perquisites to named executive officers or other employees. We offer relocation and foreign service premiums to employees serving in an international location. The amount of the premium will vary depending upon the living conditions, political situation and general safety conditions of the international location. Expatriate employees will be provided housing and furniture allowances and payments for all utilities. They also receive a cost of living allowance to cover the differential between normal living expenses in the host and home countries, and will continue to participate in the employee benefit plans available to home country employees.
Executive Compensation Mix
     The general mix of compensation for target-level performances in the annual incentive plan, plus the net annualized present value of long-term compensation grants, can range as follows, depending upon the executive. The Committee considered the following general percentage mix in establishing the total compensation for the Company’s executives for 2007 target performance. It is important to note that the influences on our financial performance and stock price performance could significantly change the basic mix of compensation components as a percentage of total compensation:

For the CEO:	Base pay = 15%
Bonus compensation at target = 15%
Long-term compensation annualized = 70%

For the other named executives:	Base pay = 23% to 28%
Bonus compensation at target = 10% to 14%
Long-term compensation annualized = 59% to 64%
Tax and Accounting Implications of Executive Compensation
Deductibility of Executive Compensation
     As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”) which imposes a limit of $1.0 million on the amount that a publicly-held corporation may deduct in any year for the compensation paid or accrued with respect to its named executive officers unless the compensation is performance based. None of our executive officers currently receives compensation exceeding the limits imposed by Section 162(m). While we cannot predict with certainty how executive compensation might be affected in the future by Section 162(m) or applicable tax regulations issued, we intend to preserve the tax deductibility of all executive compensation while maintaining our executive compensation program as described in this discussion and analysis.
Employment Agreements
     We have entered into Executive Employee Agreements with Messrs. Edmiston, Speirs, Tholen, Nesselrode and Nelson. The contracts have an initial term which automatically extends for one year upon each anniversary unless a one-year notice not to extend is given by the executive. The current term of the employment agreements is through May 31, 2008. In July of 2007, Mr. Kerry Brittain, Senior Vice President, General Counsel and Corporate Secretary retired and his employment agreement was terminated. In November 2007, Mr. Byron A. Dunn resigned from the Company and his employment agreement was terminated. Separation terms for Messrs. Brittain and Dunn were filed in a Form 8-K with the SEC.
     Under the terms of the Executive Employment Agreement for Mr. Edmiston, if employment is terminated by us without cause or notice, or he terminates for good reason, he is entitled to:
•	A lump sum amount equal to three years base salary;

•	An amount equal to three years of the maximum annual employer contribution made under our 401(k) plan;

•	Vesting of all stock options;

•	Vesting of restricted stock awards as if he remained an employee; and

•	Reimbursement of outplacement services.
     In exchange for these benefits, Mr. Edmiston has agreed to restrictions on his ability to compete with us for two years after termination of employment.
     Under the terms of each Executive Employment Agreement for the other named executive officers, if the named executive officer’s employment is terminated by us without cause or notice, or he terminates for good reason, he is entitled to:
•	A lump sum amount equal to two years base salary;

•	An amount equal to two years of the maximum annual employer contribution made under our 401(k) plan;

•	Vesting of all stock options;

•	Vesting of restricted stock awards as if he remained an employee; and

•	Reimbursement of outplacement services.
     In exchange for these benefits, the named executive officers have each agreed to restrictions on their ability to compete with us for two years after termination of employment.
     See the table titled “Potential Payments under Termination or Change of Control” in the “Compensation of Executive Officers” section for details on the above information.
     The Committee believes the termination payment included in these employment agreements is needed to attract and retain the executives necessary to achieve our business objectives. However, the Committee also believes termination payments should not be guaranteed. Accordingly, a termination payment will not be paid if a termination occurs after notice and lapse of the notice period to terminate the employment agreement. Also, a termination payment will not be made if an executive resigns other than for good reason. Good reason under the employment contracts includes: (1) a material breach of the employment agreement by the Company; (2) failure to maintain or reelect the executive to his position; (3) a significant reduction of the executive’s duties, position or responsibilities; (4) a substantial reduction, without good business reasons, of the facilities and perquisites available to the executive; (5) a reduction by the Company of the executive’s monthly base salary; (6) failure of the Company to continue the executive’s participation in any bonus, incentive, profit sharing, performance, savings, retirement or pension policy plan, program or arrangement on substantially the same or better basis relative to other participants; or (7) the relocation of the executive more than fifty miles from the location of the Company’s principal office.

Change of Control
     Since it is in our best interest to retain named executive officers during uncertain times who will act in the best interests of the stockholders without concern for personal outcome, our Executive Employment Agreements provide benefits in the event of loss of employment for employees in good standing due to a change of control. Change of control is defined as the acquisition of 50% or more of our voting stock, the cessation of the incumbent board to constitute a majority of the board, or the reorganization, merger, or sale or disposition of at least 50% of our assets where we are not the surviving entity.
     The CEO’s change of control benefits provide that upon occurrence of a change of control and the termination of the CEO without cause or he terminates for good reason, he will be entitled to:
•	A lump sum amount equal to three years base salary;

•	An amount equal to three years of the maximum annual employer contribution made under our 401(k) plan;

•	A lump sum amount equal to three times the amount of his highest annual bonus over the past three years;

•	Continuation of accident, life, disability, dental and health benefits for three years;

•	Excise tax reimbursement and gross up on the reimbursement;

•	Vesting of all stock options;

•	Vesting of restricted stock awards as if he remained an employee; and

•	Reimbursement of outplacement services.
     Change of control benefits for each of the other named executive officers provides that upon occurrence of a change of control and his termination without cause or the executive officer terminates for good reason, the executive officer will be entitled to:
•	A lump sum amount equal to two years base salary;

•	An amount equal to two years of the maximum annual employer contribution made under our 401(k) plan;

•	A lump sum amount equal to two times the amount of his highest annual bonus over the past three years;

•	Continuation of accident, life, disability, dental and health benefits for two years;

•	Excise tax reimbursement and gross up on the reimbursement;

•	Vesting of all stock options;

•	Vesting of restricted stock awards as if he remained an employee; and

•	Reimbursement of outplacement services.
     The change of control benefits in the employment agreements contain a double trigger in that both a change of control must occur and the executive must be terminated without cause or resign for good reason within a specified period of time after the change of control. The Committee believes that the double trigger avoids unnecessarily rewarding an executive when a change of control occurs and the executive’s status is not changed as a result. However, because of the significant uncertainty that can arise during a period of a potential or actual change of control, the Committee has provided greater benefits to the executive in the event of a termination resulting from a change of control. Change of control benefits are detailed in the “Potential Payments under Termination or Change of Control” table in the “Compensation of Executive Officers” section.

HUMAN RESOURCES COMMITTEE REPORT
     The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis filed in this document. Based on such review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
H. H. Hardee, Committee Chairman
John U. Clarke
Patrick M. Murray
J. Michael Stinson

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
     The following table summarizes the compensation of our named executive officers for the two most recently completed fiscal years ended December 31, 2007 and 2006.

						Non-Equity
						Incentive
Name & Principal				Stock	Option	Plan	All Other
Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation	Compensation		Total
James A. Edmiston	2007	$392,885	$750,000	$461,500	$1,159,975		$13,776	(4)	$2,778,136
President and Chief Executive Officer	2006	370,000	370,000	67,690	489,378		10,161	(5)	1,307,229
Robert Speirs	2007	260,000	250,000	230,750	371,190		443,004	(6)	1,554,944
Vice President, Eastern Operations	2006	145,833	85,000	273,800	614,649		212,062	(7)	1,331,344
Steven W. Tholen	2007	256,539	170,000	230,750	324,791		21,384	(8)	1,003,464
Senior Vice President, Chief Financial Officer	2006	250,000	115,000	29,010	217,504		10,711	(9)	622,225
Karl L. Nesselrode	2007	198,077	160,000	156,910	324,791		97,683	(10)	937,461
Vice President	2006	170,000	90,000	48,350	217,504		9,284	(11)	535,138
Kurt A. Nelson	2007	189,616	160,000	184,600	255,194		16,841	(12)	806,251
Vice President and Controller	2006	170,000	100,000	29,010	108,752		9,542	(13)	417,304
Notes:
(1)	While 2007 bonuses were awarded and paid in 2008, this column reflects the executive’s performance based cash incentive award for the corresponding year based on current SEC disclosure requirements. This was reported differently in last year’s table.

(2)	In the case of each named executive officer, Stock Awards values, calculated in accordance with SFAS 123R, are the amounts to be recorded in the financial statements as stock-based compensation over the vesting period with respect to awards of time-vesting restricted stock. For a complete discussion of the assumptions used in valuation of stock-based awards under SFAS 123R, see Notes to the Consolidated Financial Statements, Note 5 — Stock Option and Stock Purchase Plans in our Annual Report on Form 10-K for the year ended 2007. See “Grants of Plan-Based Awards” below for additional information regarding the grants of restricted stock for 2007.

(3)	We use the Black-Scholes option pricing model to estimate the value of each option grant on the date of grant. We do not advocate or necessarily agree that the Black-Scholes option pricing module can properly determine the value of an option. Calculations for the named executive officers are based on a weighted average expected life of seven years, expected volatility of 47.7.%-48.7%, risk free interest rate of 4.5%-4.6%, expected dividend yield of 0% and expected annual forfeitures of 3% for stock options and 0% for restricted stock.

(4)	Includes $4,776 of Company paid group term life insurance premiums and $9,000 in Company 401(k) match.

(5)	Includes $484 of Company paid group term life insurance premiums, $8,800 in Company 401(k) match and $877 for spouse airfare.

(6)	Includes $211,703 for foreign housing and living expenses, $72,071 for cost of living adjustment, $15,000 for vacation allowance, $22,780 for transportation allowance, $76,000 for Foreign Service premium, $45,047 for foreign taxes and $403 of Company paid group term life insurance premiums.

(7)	Includes $112,583 for foreign housing and living expenses, $34,496 for cost of living adjustment, $8,750 for vacation allowance, $11,900 for transportation allowance and $44,333 for Foreign Service premium.

(8)	Includes $12,384 of Company paid group term life insurance premiums and $9,000 in Company 401(k) match.

(9)	Includes $1,911 of Company paid group term life insurance premiums and $8,800 in Company 401(k) match.

(10)	Includes $24,053 for foreign housing and living expenses, $3,174 for cost of living adjustment, $18,333 for relocation allowance, $10,068 for vacation allowance, $29,231 for Foreign Service premium, $3,824 of Company paid group life insurance premiums and $9,000 in Company 401(k) match.

(11)	Includes $484 of Company paid group term life insurance premiums and $8,800 in Company 401(k) match.

(12)	Includes $7,841 of Company paid group term life insurance premiums and $9,000 in Company 401(k) match.

(13)	Includes $742 of Company paid group term life insurance premiums and $8,800 in Company 401(k) match.

Grants of Plan-Based Awards
     The following table shows information concerning options to purchase Common Stock granted to each of the named executive officers during 2007.

								All Other	All Other		Grant Date
								Stock	Option	Exercise	Fair
								Awards:	Awards:	or	Value
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Base	Stock
		Under Non-Equity			Under Equity Incentive			Shares of	Securities	Price of	and
		Incentive Plan Awards(1)			Plan Awards(1)			Stock	Underlying	Option	Option
	Grant	Threshold	Target	Max.	Threshold	Target	Max.	or Units(2)	Options (3)	Awards	Awards(4)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
James A. Edmiston	2/27/2007								250,000	$9.625	$1,159,975
	2/27/2007							50,000			461,500
Robert Speirs	2/27/2007								80,000	$9.625	371,190
	2/27/2007							25,000			230,750
Steven W. Tholen	2/27/2007								70,000	$9.625	324,791
	2/27/2007							25,000			230,750
Karl L. Nesselrode	2/27/2007								70,000	$9.625	324,791
	2/27/2007							17,000			156,910
Kurt A. Nelson	2/27/2007								55,000	$9.625	255,194
	2/27/2007							20,000			184,600
Notes:
(1)	There ware no thresholds, targets, or maximums for the performance based incentive awards.

(2)	The market value of these stock awards is based on the closing price on February 27, 2007, which was $9.23.

(3)	Options granted February 27, 2007 vest pro rata over a five year period. We granted options representing 916,000 shares to employees in 2007.

(4)	Calculated in accordance with SFAS 123R as described in Notes to the Consolidated Financial Statements, Note 1 — Stock Based Compensation, in our Annual Report on Form 10-K for the year ended 2007.

Outstanding Equity Awards at Fiscal Year End
     The following table shows information concerning outstanding equity awards as of December 31, 2007 held by the named executive officers.

						Stock Awards
	Option Awards						Market	Equity	Equity
			Equity				Value of	Incentive	Incentive
			Incentive			Number	Shares or	Plan Awards:	Plan Awards:
			Plan			of Shares	Units of	Number of	Market or
			Number of			Or Units	Stock	Unearned	Payout Value
	Number of Securities		Securities			of Stock	That	Shares, Units	of Unearned
	Underlying		Underlying			That	Have	or Other	Shares, Units
	Unexercised		Unexercised	Option		Have	Not	Rights	Or Other Rights
	Options		Unearned	Exercise	Option	Not	Vested	That Have	That Have
	(#)		Options	Price	Expiration	Vested	(1)(2)	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	(Date)	(#)	($)	(#)	($)
James A. Edmiston	100,000			$13.585	9/1/2014
	50,000	25,000		$12.795	3/4/2015	7,500	93,158
			85,000 (3)	$10.800	9/15/2015
			165,000 (3)	$10.800	9/15/2015
								250,000 (4)
	5,667	11,333		$9.605	3/2/2016	7,000	86,947
	24,333	48,667		$9.605	3/2/2016
						10,000	28,160
		250,000		$9.625	2/27/2017	50,000
Robert Speirs	26,667	53,333		$13.690	6/1/2016	45,000	558,945
		80,000		$9.625	2/27/2017
Steven W. Tholen	150,000			$1.625	1/2/2011
	60,000			$2.070	5/3/2011
	140,000			$1.660	7/30/2011
	20,000			$6.100	2/20/2013
	19,500			$13.010	5/26/2014
	23,333	11,667		$12.795	3/4/2015	3,500	43,474
	13,334	26,666		$9.605	3/2/2016	3,000	37,263
		70,000		9.625	2/27/2017	25,000	310,525
Karl L. Nesselrode	36,000			$7.100	11/17/2013
	8,000			$13.010	5/26/2014
	13,333	6,667		$12.795	3/4/2015	2,000	24,842
	13,334	26,666		$9.605	3/2/2016	5,000	62,105
		70,000		$9.625	2/27/2017	17,000	211,157
Kurt A. Nelson	50,000			$1.550	11/14/2011
	20,000			$6.100	2/20/2013
	8,000			$13.010	5/26/2014
	6,667	3,333		$12.795	3/4/2015	1,000	12,421
	6,667	13,333		$9.605	3/2/2016	3,000	37,263
		55,000		$9.625	2/27/2017	20,000	248,420

(1)	The market value of shares is based upon the average of the high and low market prices on December 31, 2007.

(2)	The market value of units of stock is based upon the difference between the grant price and $12.42, the average of the high and low market prices on December 31, 2007.

(3)	These options vest 1/3 on the last to occur of September 15, 2006 and the date on which the average of the stock price for 10 consecutive trading days is greater than $20 per share. Vesting of 1/3 on September 15, 2007 and 2008 is subject to the same $20 per share condition.

(4)	This stock unit is a right to receive, after vesting, a cash amount equal to the difference between the closing price of the stock on September 15, 2005 and the price of the stock on the date the payment is distributed. Vesting is 1/3 on the last to occur of September 15, 2006 and the date on which the average of the stock price for 10 consecutive trading days is greater than $25 per share. Vesting of 1/3 on September 15, 2007 and 2008 is subject to the same $25 per share condition.

Options Exercised and Stock Vested
     The following table provides information regarding the exercise of stock options during 2007 by the named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise	Vesting	Vesting
James A. Edmiston	—	—	20,000	$229,200
Robert A. Speirs	—	—	—	—
Steven W. Tholen	—	—	4,800	46,272
Karl L. Nesselrode	—	—	2,000	19,280
Kurt A. Nelson	—	—	2,000	19,280

Potential Payments under Termination or Change of Control
     The tables below reflect the additional compensation to our named executive officers under the terms of their Executive Employment Agreements in the event of termination without cause or without proper notice, termination for disability or death, or a termination following change of control. See Compensation Discussion and Analysis — Employment Agreements and Change of Control above for a description of the terms of the Executive Employment Agreements. The amounts shown in the tables assume that such termination was effective as of December 31, 2007, and thus include estimated amounts earned through that date which would be paid out to the executives. The actual amounts can only be determined at the time of separation from the company.
Potential Payments upon Termination without Cause or without Proper Notice
     The following table sets forth the potential payments due to each named executive officer assuming the executive’s employment was terminated by us without cause or without notice given at least one year prior to termination date.

					Excise
			Stock	Restricted	Tax and	Outplacement	Company	Insurance
Name	Salary	Bonus	Options (1)	Stock (2)	Gross Up	Costs	401(k) Plan	Benefits
James A. Edmiston	$1,215,000	0	$1,317,450	$712,500	No	$20,000	$26,400	0
Robert Speirs	530,000	0	230,000	562,500	No	20,000	17,600	0
Steven W. Tholen	520,000	0	278,448	350,000	No	20,000	17,600	0
Karl L. Nesselrode	440,000	0	278,448	275,000	No	20,000	17,600	0
Kurt A. Nelson	400,000	0	196,724	287,500	No	20,000	17,600	0
Notes:
(1)	This is the value of unvested options as of December 31, 2007, based upon the difference between the grant price and $12.50, the closing price on December 31, 2007.

(2)	This is the market value of the restricted stock as of December 31, 2007. Under the Executive Employee Agreements, the restriction period on restricted shares of stock granted by the Company to each executive will continue and will lapse as if the executive has continued as an employee of the Company.
Potential Payments upon Termination for Disability or Death
     The following table sets forth the potential payments due to each named executive officer assuming the executive is terminated due to disability, or to the executive’s estate upon his death, at December 31, 2007.

					Excise
			Stock	Restricted	Tax and	Outplacement	Company	Insurance
Name	Salary	Bonus	Options (1)	Stock (2)	Gross Up	Costs	401(k) Plan	Benefits
James A. Edmiston	$1,215,000	0	$1,317,450	$712,500	No	0	$26,400	0
Robert Speirs	530,000	0	230,000	562,500	No	0	17,600	0
Steven W. Tholen	520,000	0	278,448	350,000	No	0	17,600	0
Karl L. Nesselrode	440,000	0	278,448	275,000	No	0	17,600	0
Kurt A. Nelson	400,000	0	196,724	287,500	No	0	17,600	0
Notes:
(1)	This is the value of unvested options as of December 31, 2007, based upon the difference between the grant price and $12.50, the closing price on December 31, 2007.

(2)	This is the market value of the restricted stock as of December 31, 2007. Under the Executive Employee Agreements, the restriction period on restricted shares of stock granted by the Company to each executive will continue and will lapse as if the executive has continued as an employee of the Company.

Potential Payments upon Termination Following Change of Control
     The following table sets forth the potential payments due to each named executive officer assuming the executive’s employment was terminated or he resigns for good reason after a change of control at December 31, 2007.

					Excise
			Stock	Restricted	Tax and	Outplacement	Company	Insurance
Name	Salary	Bonus	Options (1)	Stock (2)	Gross Up	Costs	401(k) Plan	Benefits
James A. Edmiston	$1,215,000	$2,250,000	$1,317,450	$712,500	1,958,584	$20,000	$26,400	$129,723
Robert Speirs	530,000	500,000	230,000	562,500	0	20,000	17,600	56,534
Steven W. Tholen	520,000	340,000	278,448	350,000	575,951	20,000	17,600	80,720
Karl L. Nesselrode	440,000	320,000	278,448	275,000	504,664	20,000	17,600	42,184
Kurt A. Nelson	400,000	320,000	196,724	287,500	471,657	20,000	17,600	79,272
Notes:
(1)	This is the value of unvested options as of December 31, 2007, based upon the difference between the grant price and $12.50, the closing price on December 31, 2007.

(2)	This is the market value of the restricted stock as of December 31, 2007. Under the Executive Employee Agreements, the restriction period on restricted shares of stock granted by the Company to each executive will continue and will lapse as if the executive has continued as an employee of the Company.

STOCK OWNERSHIP
Directors and Executive Officers
     The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors and nominees for director, each named executive officer and our directors and executive officers as a group. Except as otherwise indicated, all information is as of March 31, 2008.
     The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 31, 2008 through the exercise of stock options or other rights. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his spouse) with respect to the shares set forth in the following table.

	Amount and Nature of
	Beneficial Ownership
		Shares
	Number of Shares	Acquirable	Total	Percent of
	Beneficially	Within	Beneficial	Shares
Name of Beneficial Owner	Owned(1)	60 Days	Ownership	Outstanding(2)
James A. Edmiston	105,650	260,667	366,317	1.0%
Steven W. Tholen	212,635	465,167	677,802	1.9%
Keith L. Head	20,000	16,666	36,666	*
Kurt A. Nelson	33,000	112,333	145,333	*
Karl L. Nesselrode	33,860	104,667	138,527	*
Robert Speirs	51,300	42,667	93,967	*
Stephen D. Chesebro’	186,854	98,333	285,187	*
John U. Clarke	96,454	73,333	169,787	*
Igor Effimoff	3,000	0	3,000	*
H. H. Hardee	107,000	73,333	180,333	*
Robert E. Irelan	3,000	0	3,000	*
Patrick M. Murray	146,854	13,333	160,187	*
J. Michael Stinson	23,000	10,000	33,000	*

All current directors and executive officers as a group of thirteen persons	1,022,607	1,270,499	2,293,106	6.3	%(3)

*	Represents less than 1% of the Company’s outstanding common stock.

(1)	This number does not include common stock which our directors or officers have a right to acquire within 60 days of March 31, 2008.

(2)	Percentages are based upon 35,060,490 shares of common stock outstanding on March 31, 2008.

(3)	Percentage should be calculated assuming that the vested options have been exercised by the individual for whom the percent is being calculated.

Certain Beneficial Owners
     The following table shows the amount of our common stock beneficially owned by any person or group that is the direct or beneficial owner of more than 5% of our common stock as of March 31, 2008.

	Aggregate Number	Percent of
	of Shares	Shares
Name and Address	Beneficially Owned(1)	Outstanding(2)
Pabrai (Mohnish)(3)	5,712,701	16.30
114 Pacifica, Suite 240 Irvine, CA 92618-3321

Cumberland Associates, L.L.C.(4)	3,576,315	10.20
1114 Avenue of the Americas New York, NY 10036

Dimensional Fund Advisors, Inc.(5)	3,072,627	8.76
1299 Ocean Avenue Santa Monica, CA 90401

(1)	The stockholder has sole voting and dispositive power over the shares indicated unless otherwise disclosed.

(2)	The percentage of common stock is based upon information provided by the New York Stock Exchange on March 31, 2008.

(3)	The address and aggregate number of shares beneficially owned by Pabrai (Mohnish) are based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008.

(4)	The address and aggregate number of shares beneficially owned by Cumberland Associates, L.L.C. are based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2008.

(5)	The address and aggregate number of shares beneficially owned by Dimensional Fund Advisors, Inc. are based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 (“Section 16(a)”) requires our directors, executive officers and beneficial holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our stock. On March 28, 2008, Form 4s were filed late for four company officers to show that shares were withheld in 2007 to pay taxes on vested grants. To our knowledge, during fiscal 2007, the remainder of our officers, directors and 10% stockholders complied with all Section 16(a) filing requirements. In making this statement, we have relied upon the written representations of our directors and officers.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Our Code of Business Conduct and Ethics (the “Code”) applies to all of our directors, officers and employees. Under our Code, individuals subject to the Code and their family members must knowingly avoid owning any interest (other than nominal amounts of stock in publicly traded companies) in any supplier or customer; consulting with, or being an employee of, any customer, lessor, lessee, contractor, supplier or competitor; purchasing from, or selling to, us assets, goods or services; or serving on the board of directors of any customer, lessor, lessee, contractor, supplier or competitor, except where full disclosure of all facts is made known to us in advance to permit us to protect our interests. Each year we require our executive officers to certify their compliance with the Code. Our Audit Committee has oversight compliance responsibilities for the Code. Exceptions to the Code are reported to the Audit Committee. Waivers of the Code for officers and directors may only be granted by the Board and waivers for employees may only be granted by the CEO and reported to the Audit Committee. No waivers of the Code were granted in 2007. In addition to the Code, each year we require our directors and executive officers to disclose in writing certain transactions and relationships and this information is used in preparing the proxy statement and in making independence determinations for directors.
     For the purposes of this Proxy Statement, the Company has no transaction to describe pursuant to SEC Regulation S-K Item 404 (a).

REPORT OF THE AUDIT COMMITTEE
     We have reviewed and discussed our audited financial statements for the year ended December 31, 2007 with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm. In addition, we discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees (AICPA, Professional Standards, Volume 1, AU Section 380), as amended, with respect to those statements.
     We have received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and have discussed with PricewaterhouseCoopers LLP its independence in connection with its audit of the Company’s most recent financial statements.
     Based upon these reviews and discussions, and management’s assurances, we recommend to the Board of Directors that these audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
     The information in the foregoing paragraphs shall not be deemed to be soliciting material, or be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act of 1993, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate these paragraphs by reference.
Patrick M. Murray, Chairman
John U. Clarke
H.H. Hardee
J. Michael Stinson
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     During 2007, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and provided certain tax and consulting services. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting of stockholders where they will be available to respond to questions and, if they desire, to make a statement.
     Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for 2006 and 2007 and the review of the financial statements in our quarterly reports was $563,000 and $645,000, respectively.
     Audit-Related Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services related to the performance of the audit or review of our financial statements and not included as “Audit Fees” above for 2006 and 2007 were $47,500 and $12,500, respectively. Audit Related Fees in 2006 were for our foreign related compliance.
     Tax Fees. Professional services billed by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning in 2006 and 2007 were $15,000 and $6,000, respectively.
     All Other Fees. There were no other fees paid to our independent registered public accounting firm in 2007.
     All of the foregoing fees were approved by the Audit Committee.
     Audit Committee Pre-Approval Policies and Procedures. The Audit Committee’s Charter provides that our independent registered public accounting firm may provide only those services pre-approved by the Audit Committee, subject to de minimus exceptions for non-audit services described in the rules and regulations of the SEC which are subsequently ratified by the Audit Committee prior to completion of the audit. The Audit Committee annually reviews and pre-approves the audit, review, attestation and permitted non-audit services to be provided during the next audit cycle by the independent registered public accounting firm. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services.
     The Audit Committee may delegate to a member(s), the authority to grant pre-approvals under its policy with respect to audit and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full Audit Committee no later than its next scheduled meeting.
     The Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the registered public accounting firm’s independence.

QUESTIONS AND INFORMATION REGARDING THE ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Q.	What shares owned by me can be voted?

A:	You may vote all shares owned by you as of the close of business on March 31, 2008, the record date. These shares include those (1) held directly in your name as a stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for your use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for your use.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later cannot attend or decide not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

By Telephone — If you live in the United States or Canada, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card.

By Mail — You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy by Internet, telephone or mail. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee. Proxies are revocable by written notice to the Secretary of the Company at our address set forth on the cover of this Proxy Statement, or by delivery of a later dated proxy, at any time prior to their exercise. Proxies may also be revoked by a stockholder attending and voting in person at the meeting. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees, or your vote may be “WITHHELD” for one or more of the nominees, in which case your vote will be FOR all the nominees from whom you do not specifically withhold your vote. Abstentions and broker non-votes will not be treated as a vote for or against a particular director and will not affect the outcome of the election of directors.

For the ratification of independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”

If you sign your proxy card or broker instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the six persons receiving the highest number of “FOR” votes will be elected.

The ratification of the appointment of independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present, in person or by proxy, and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means you have shares which are registered in different ways or are held in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2008.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the two proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Steven W. Tholen and Keith L. Head, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	What classes of shares are entitled to be voted?

A:	There is only one class of common stock. Each share of our common stock outstanding as of the close of business on March 31, 2008, the record date, is entitled to one vote at the annual meeting. On the record date, we had 35,060,490 shares of common stock outstanding.

Q:	Who will count the vote?

A:	A representative of Wells Fargo Bank, N.A., our transfer agent, will tabulate the votes and act as the inspector of election.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, stockholders provide written comments on their proxy cards which are then forwarded to our management.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	The cost of this proxy solicitation will be borne by the Company. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials, except that certain expenses for Internet access will be incurred by you if you choose to access the proxy materials or vote over the Internet. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who, except in the case of non-executive directors, will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations.

Under the Securities and Exchange Commission rules, stockholder proposals for our 2009 annual meeting of stockholders must be received at our principal executive offices by February 13, 2009 to be eligible for inclusion in our proxy materials relating to that meeting.

Under the Company’s Bylaws, other stockholder proposals that are proposed to be brought before the 2009 annual meeting (outside the process of the SEC’s rule on stockholder proposals) must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days nor more than 180 days prior to the anniversary date of the immediately preceding annual meeting (which, for the 2009 annual meeting, would be no earlier than November 16, 2008, and no later than March 16, 2009); provided, however, that in the event that the date of the annual meeting is more than 45 days later than the anniversary date of the immediately preceding annual meeting (which, for the 2009 annual meeting, would be after June 29, 2009), nominations by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the annual meeting was mailed to stockholders or the date on which it is first disclosed to the public. Nominations for directors must be submitted as described on page 5 of this proxy statement.

Any stockholder proposals must be in writing and addressed to the attention of our Corporate Secretary. We reserve the right to reject, rule out of order, or take other appropriate actions with respect to any proposal or nomination that does not comply with these and other applicable requirements.

By Order of the Board of Directors Keith L. Head Vice President, General Counsel and Corporate Secretary April 3, 2008

Harvest Natural Resources, Inc.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 15, 2008
10:00 a.m.
at our offices
1177 Enclave Parkway
Houston, Texas 77077
Harvest Natural Resources, Inc.
1177 Enclave Parkway, Suite 300
Houston, Texas 77077
proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 15, 2008.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing the proxy, you revoke all prior proxies and appoint Steven W. Tholen and Keith L. Head, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.
COMPANY #
There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 14, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number and Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — www.eproxy.com/hnr — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 14, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number and Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Harvest Natural Resources, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 Stephen D. Chesebro’	05 Robert E. Irelan	☐ Vote FOR	☐ Vote WITHHELD
	02 James A. Edmiston	06 Patrick M. Murray	all nominees	from all nominees
	03 Dr. Igor Effimoff	07 J. Michael Stinson	(except as marked)
04 H. H. Hardee

(Instructions:  To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2008.	☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box ☐
Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and name of authorized officer signing the proxy.